Exhibit 99.1
Fannie Mae

news release

Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact: Chuck Greener

202-752-2616

Number: 3779

Date: August 24, 2006

Fannie Mae Informed by Justice Department that Investigation is Discontinued

WASHINGTON, DC – Fannie Mae (FNM/NYSE) today announced that it has been advised by the United States Attorney’s Office for the District of Columbia, which has been investigating Fannie Mae’s accounting policies and practices, that it is discontinuing its investigation and does not plan to file charges against the company. Fannie Mae was initially notified in October, 2004 of the U.S. Attorney’s investigation of the company.

The company announced in May that it had agreed to comprehensive settlements resolving matters with the Office of Federal Housing Enterprise Oversight (OFHEO) and the U.S. Securities and Exchange Commission (SEC).

In its latest 12b-25 filing, the company stated that it would complete its ongoing restatement by the end of 2006.

“We will continue to work closely and cooperatively with our regulators as we move forward to carry out the terms of our agreements, complete our restatement and build a better company,” said Daniel H. Mudd, President and Chief Executive officer.

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Fannie Mae is a New York Stock Exchange company. Fannie Mae has pledged through its American Dream Commitment to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.